SPECIAL POWER OF ATTORNEY

THE STATE OF CALIFORNIA


COUNTY OF SANTA CLARA

KNOW ALL MEN BY THESE PRESENTS:

THAT I,
Robert Dutkowsky, of Westborough, Massachusetts, do hereby appoint each of Kent H. Roberts, Stephen C. Richards, Roger A. Crabb and Sylvia
Garcia-Lechelt, or any of them acting individually, my true and lawful attorney-in-fact to act in my name, place and stead and on my behalf to do all or any of the following acts, deeds and things, to-wit:

	To
prepare, sign and file Forms 4 and Forms 5 with the Securities and Exchange Commission with respect to holdings in Networks Associates, Inc.


This instrument is to be construed and interpreted as a special power of attorney, whose scope is limited to that referenced immediately above.


IN WITNESS WHEREOF, I hereunto set my hand this 8th day of October, 2002.


/s/ Robert Dutkowsky